Exhibit 10.11

Femasys Inc.

Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of Femasys Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall become effective after the effectiveness of the Company’s initial public offering (the “IPO”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors, provided, however, that the terms and conditions of this Policy shall not amend or modify the terms of any equity awards granted to any Non-Employee Director prior to the IPO.

1.    Cash Compensation.

(a)    Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

(b)    Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i)    Chairperson of the Board. A Non-Employee Director, if any, serving as Chairperson of the Board shall receive an additional annual retainer of $35,000 for such service.

(ii)    Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $9,000 for such service.

(iii)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $6,00 for such service.

(iv)    Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter. The Board may, in its discretion, permit a Non-Employee Director to receive any portion of their annual retainer in the form of fully vested and unrestricted shares of common stock in lieu of cash.

2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a)    Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the IPO and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an option grant award to purchase 8,500 shares of the Company’s common stock at a per-share exercise price equal to the closing price per share of the Company’s common stock on the date of such Annual Meeting (or on the last preceding trading day). The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall receive only an Annual Award in connection with such election, and shall not receive any Initial Award on the date of such Annual Meeting as well.

(b)    Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board after the IPO shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an option grant award to purchase 17,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price per share of the Company’s common stock on the Start Date (or on the last preceding trading day). The award described in this Section 2(b) shall be referred to as the “Initial Award.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

(c)    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2 (a) above.

All cash and equity awards granted under this Policy will be granted under, and subject to, the limits of the Equity Plan.

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